TOSCO FINANCING TRUST

                  Prospectus Supplement dated September 18, 1998
                     to the Prospectus dated March 26, 1997

     The Selling Holders selling Offered Securities pursuant to this Prospectus Supplement and certain information concerning the sale of the Offered Securities are as follows:

                                                            Number of Offered
Selling Holder                Offered Securities Owned     Securities to be Sold

CIBC Oppenheimer Corp.                     800                         800
The Putnam Fund for Growth and Income  205,800                     205,800
Putnam Convertible Income-Growth Trust 180,900                     180,900
Putnam Balanced Retirement Fund          7,750                       7,750
Putnam Variable Trust - Putnam VT
Growth and Income Fund                  50,900                      50,900
Putnam Investment Funds - Putnam
Global Growth and Income Fund              221                         221
Putnam Convertible Opportunities and
Income Trust                            10,200                      10,200
Putnam Funds Trust - Putnam High
Yield Total Return Fund                    780                         780
Museum of Fine Arts, Boston              3,300                       3,300
Boston College                           3,100                       3,100
ProMutual                               11,875                      11,875
Employers Reinsurance Corporation       14,250                      14,250
Rhone-Poulenc Rorer Pension Plan         5,996                       5,996
New Hampshire Retirement System         14,100                      14,100

     The above-listed securities will be sold to purchasers by the Selling Holders. There are no special arrangements or agreements with any brokers/dealers regarding the sale of the Offered Securities. The Selling Holders do not have, and during the past three years have not had, any material relationship with Tosco Corporation or any of its affiliates.

             The Date of this Prospectus Supplement is September 18, 1998